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Exhibit 4.2

Upon recording, return to:
Ms. Shawne M. Keenan
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996

PURSUANT TO §44-14-35.1 OF OFFICIAL CODE OF GEORGIA ANNOTATED,
THIS INSTRUMENT EMBRACES, COVERS AND CONVEYS SECURITY TITLE TO
AFTER-ACQUIRED PROPERTY OF THE GRANTOR

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION),
GRANTOR,
to
U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

FIFTY-SIXTH SUPPLEMENTAL
INDENTURE

Relating to the
Oglethorpe Power Corporation First Mortgage Bonds,
Series 2010 A
Dated as of November 1, 2010
FIRST MORTGAGE OBLIGATIONS

NOTE TO THE CLERK OF THE SUPERIOR COURT AND TAX COMMISSIONER: BECAUSE THIS INSTRUMENT SECURES BONDS AND NOT A LONG TERM NOTE, THIS INSTRUMENT IS EXEMPT FROM THE INTANGIBLES RECORDING TAX PURSUANT TO THE RULES AND REGULATIONS OF THE STATE OF GEORGIA §560-11-8-.14(d).

        THIS FIFTY-SIXTH SUPPLEMENTAL INDENTURE, dated as of November 1, 2010, is between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia, as grantor (the "Company"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as trustee (in such capacity, the "Trustee").

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 1997 (the "Original Indenture"), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations by the Trustee from time to time under the Original Indenture (capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Original Indenture);

        WHEREAS, the Company has heretofore executed and delivered to the Trustee fifty-five Supplemental Indentures (the Original Indenture, as heretofore, hereby and hereafter supplemented and modified, the "Indenture"), and the Original Indenture and the fifty-five Supplemental Indentures have been recorded as set forth on Schedule 1;

        WHEREAS, the Board of Directors of the Company has authorized a new series of Additional Obligations to be designated the First Mortgage Bonds, Series 2010 A, due November 1, 2040 in the principal amount of Four Hundred and Fifty Million Dollars ($450,000,000) (the "Series 2010 A Bonds");

        WHEREAS, the Company has registered the Series 2010 A Bonds under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC");

        WHEREAS, the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Original Indenture;

        WHEREAS, the Company desires to execute and deliver this Fifty-Sixth Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purpose of providing for the creation and designation of the Series 2010 A Bonds as Additional Obligations and specifying the form and provisions thereof;

        WHEREAS, Section 12.1 of the Original Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1, including to create additional series of Obligations under the Indenture and to make provisions for such additional series of Obligations; and

        WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure under the Indenture the payment of the principal of (and premium, if any) and interest on the Series 2010 A Bonds, to make the Series 2010 A Bonds to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligation of the Company, and to constitute the Indenture a valid and binding lien for the security of the Series 2010 A Bonds, in accordance with its terms, have been done and taken; and the execution and delivery of this Fifth-Sixth Supplemental Indenture has been in all respects duly authorized by the Company;

        NOW, THEREFORE, THIS FIFTY-SIXTH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when authenticated and delivered, the Series 2010 A Bonds, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Series 2010 A Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Original Indenture, wherever located, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all property described on Exhibit A attached hereto, subject to all exceptions, reservations and matters of the character referred to in the Indenture, and does grant a security interest therein for the purposes expressed herein and in the Original Indenture subject in all cases to Sections 5.2 and 11.2 B of the Original Indenture and to the rights of the Company under the Original Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as "Excepted Property" or "Excludable Property" in the Original Indenture to the extent contemplated thereby.

        PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Original Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of "Excepted Property" in the Original Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L, N and P of "Excepted Property" in the Original Indenture (excluding the property described in Section 2 of Exhibit B in the Original Indenture), upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

        The Company may, however, pursuant to the Granting Clause Third of the Original Indenture, subject to the lien of the Indenture any Excepted Property or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.

        TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created by the Indenture, forever.

        SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Original Indenture as to property hereafter acquired (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.

        BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

        UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Original Indenture, and not in limitation of the rights elsewhere provided in the Original Indenture, including the rights set forth in Article V of the Original Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

        THE INDENTURE, INCLUDING THIS FIFTY-SIXTH SUPPLEMENTAL INDENTURE, is intended to operate and is to be construed as a deed passing title to the Trust Estate and is made under the provisions of the laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage or deed of trust, and is given to secure the Outstanding Secured Obligations. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants contained in the Indenture in a timely manner, then the Indenture shall be canceled and surrendered.

        AND IT IS HEREBY COVENANTED AND DECLARED that the Series 2010 A Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.

        All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this Fifty-Sixth Supplemental Indenture, except as otherwise appears herein, in this Article I or unless the context clearly requires otherwise. In addition, the following terms have the following meaning in this Fifty-Sixth Supplemental Indenture unless the context clearly requires otherwise.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York or Georgia are generally authorized or obligated by law or executive order to close.

        "Closing Date" means November 9, 2010.

        "Interest Payment Date" means May 1 and November 1 of each year, commencing on May 1, 2011.

        "Record Date" means the 15th day (whether or not a Business Day) of the calendar month immediately preceding such Interest Payment Date.

        "Securities Depository" means The Depository Trust Company and its successors and assigns or any other securities depository selected by the Company which agrees to follow the procedures required to be followed by such securities depository in connection with the Series 2010 A Bonds.

 ARTICLE II

THE SERIES 2010 A BONDS AND
CERTAIN PROVISIONS RELATING THERETO

        Section 2.1    Terms of the Series 2010 A Bonds.

        There shall be established a series of Additional Obligations known as and entitled the "First Mortgage Bonds, Series 2010 A" (the "Series 2010 A Bonds").

        The aggregate principal amount of the Series 2010 A Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Four Hundred and Fifty Million Dollars ($450,000,000). The Series 2010 A Bonds shall consist of bonds in an aggregate principal amount of $450,000,000, due November 1, 2040.

        The Series 2010 A Bonds shall bear interest from their date of issuance, payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2011. The Series 2010 A Bonds shall bear interest at the annual rate of 5.375%.

        The principal and the Redemption Price of, and interest on, the Series 2010 A Bonds shall be paid to the Person in whose name that Obligation (or one or more Predecessor Obligations) is registered at the close of business on the Record Date applicable to such Interest Payment Date or Redemption Date. Interest on the Series 2010 A Bonds shall be computed on the basis of a 360-day year of twelve 30-day months. The Series 2010 A Bonds shall be dated the date of authentication.

        The Series 2010 A Bonds shall be issued as fully registered global bonds without coupons and in denominations of $1,000 or any integral multiple thereof. The Series 2010 A Bonds shall be registered in the name of Cede & Co., as nominee of the Securities Depository, pursuant to the Securities Depository's Book-Entry System. When the Series 2010 A Bonds are held in the Book-Entry System, purchases of beneficial interests in the Series 2010 A Bonds shall be made in book-entry form, without certificates. If at any time the Book-Entry System is discontinued for the Series 2010 A Bonds, the Series 2010 A Bonds shall be exchangeable for other fully registered certificated Series 2010 A Bonds of like tenor and of an equal aggregate principal amount, in authorized denominations. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a Series 2010 A Bond. The cost, if any, of preparing each new Series 2010 A Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by the person requesting such exchange or transfer.

        Interest on the Series 2010 A Bonds shall be payable by check mailed to the registered owners thereof. However, interest on the Series 2010 A Bonds shall be paid to any owner of $1,000,000 or more in aggregate principal amount of the Series 2010 A Bonds by wire transfer to a wire transfer address within the continental United States upon the written request of such owner received by the Trustee not less than five days prior to the Record Date. As long as the Series 2010 A Bonds are registered in the name of Cede & Co., as nominee of the Securities Depository, such payments shall be made directly to the Securities Depository.

        Section 2.2    Optional Redemption.

        (a)   The Company may redeem the Series 2010 A Bonds, in whole or in part, on any date or from time to time prior to their maturity, at its option. The Redemption Price for the Series 2010 A Bonds will be equal to the greater of:

            (i)  100% of the principal amount of the Series 2010 A Bonds being redeemed; and

           (ii)  the sum of the present values of the remaining principal and interest payments on the Series 2010 A Bonds being redeemed (excluding interest accrued and unpaid through the

  Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (x) the yield to maturity, determined on the third Business Day prior to the Redemption Date, of a U.S. Treasury security having a life equal to the remaining average life of the maturity of Series 2010 A Bonds being redeemed and trading in the secondary market at the price closest to par, and (y) 20 basis points, plus in each case accrued and unpaid interest thereon to but excluding the Redemption Date.

        (b)   If there is no U.S. Treasury security having a life equal to the remaining average life of the Series 2010 A Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity, determined on the third business day prior to the Redemption Date, of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the Series 2010 A Bonds being redeemed and trading in the secondary market at the price closest to par.

        (c)   Notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 30 and not more than 60 days prior to the Redemption Date to the registered address of each Holder of Series 2010 A Bonds being redeemed, except as otherwise required by the procedures of the Securities Depository. Notice of redemption of the Series 2010 A Bonds shall be given by the Company or at the Company's request, by the Trustee in the name and at the expense of the Company.

        (d)   If less than all of the Outstanding Series 2010 A Bonds are to be redeemed, the Series 2010 A Bonds to be redeemed will be selected by the Trustee in any method it deems fair and appropriate, and the portion of the Series 2010 A Bonds not so redeemed will be in integral multiples of $1,000.

        (e)   If, at the time notice of the optional redemption of the Series 2010 A Bonds is given, the Company has not deposited sufficient funds with the Trustee to pay the full Redemption Price of the Series 2010 A Bonds to be redeemed, the notice of optional redemption will so state and will further state that the Series 2010 A Bonds will remain Outstanding as though no redemption notice had been given unless the Company provides, or causes to be provided, to the Trustee, by 2:00 p.m. New York City Time on the Redemption Date, funds sufficient to pay the full Redemption Price of the Series 2010 A Bonds to be redeemed. The failure of the Company to deposit sufficient funds with the Trustee to effect the redemption will not constitute a payment or other default by the Company under the Indenture and the Company will not be liable to any Holder of those Series 2010 A Bonds as a result of the failed redemption. If the Company has deposited funds with the Trustee sufficient to pay the full Redemption Price of the Series 2010A Bonds to be redeemed at the time notice of the optional redemption is given, then the Company is obligated to redeem the Series 2010 A Bonds as provided in that notice.

        Section 2.3    Form of the Series 2010 A Bonds.    The Series 2010 A Bonds and the Trustee's authentication certificate to be executed on the Series 2010 A Bonds shall be substantially in the form of Exhibit B attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Original Indenture.

        Section 2.4    Use of Proceeds.    The Company expects the proceeds of this offering of the Series 2010 A Bonds, net of the initial purchasers' discounts and estimated offering expenses, to be $443,937,500. The Company will use the net proceeds of this offering to finance a portion of the costs associated with the Company's participation in two additional nuclear units at the Alvin W. Vogtle Plant located in Burke County, Georgia, to redeem outstanding commercial paper and for general corporate purposes.

 ARTICLE III

MISCELLANEOUS

        Section 3.1    Supplemental Indenture.    This Fifth-Sixth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and as hereby supplemented and modified, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Series 2010 A Bonds to the same extent as if specifically set forth herein. All references herein to Sections, definitions or other provisions of the Original Indenture shall be to such Sections, definitions and other provisions as they may be amended or modified from time to time pursuant to the Indenture. All capitalized terms used in this Fifty-Sixth Supplemental Indenture shall have the same meanings assigned to them in the Original Indenture, except in cases where the context clearly indicates otherwise.

        Section 3.2    Recitals.    All recitals in this Fifty-Sixth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

        Section 3.3    Successors and Assigns.    Whenever in this Fifty-Sixth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Fifty-Sixth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

        Section 3.4    No Rights, Remedies, Etc.    Nothing in this Fifty-Sixth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Fifty-Sixth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Fifty-Sixth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and of the Holders of Outstanding Secured Obligations.

        Section 3.5    Counterparts.    This Fifty-Sixth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

        Section 3.6    Security Agreement; Mailing Address.    To the extent permitted by applicable law, this Fifty-Sixth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated.

        The mailing address of the Company, as debtor, is:

Oglethorpe Power Corporation 2100 East Exchange Place Tucker, Georgia 30084-5336

        and the mailing address of the Trustee, as secured party, is:

U.S. Bank National Association Attention: Corporate Trust Services 1349 West Peachtree Street, NW Suite 1050, Two Midtown Plaza Atlanta, Georgia 30309

[Signatures on Next Page]

        IN WITNESS WHEREOF, the parties hereto have caused this Fifty-Sixth Supplemental Indenture to be duly executed under seal as of the day and year first written above.

Company:	OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized under the laws of the State of Georgia
	By:	Elizabeth B. Higgins Executive Vice President and Chief Financial Officer

Signed, sealed and delivered by the Company in the presence of:	Attest:	Patricia N. Nash Secretary

Witness	[CORPORATE SEAL]
Notary Public
(Notarial Seal)

My commission expires:

Trustee:	U.S. BANK NATIONAL ASSOCIATION, a national banking association
By:
Signed and delivered by the Trustee in the Presence of:		Authorized Agent

Witness
Notary Public
(Notarial Seal)

My commission expires:

 Exhibit A

        All property of the Company in the Counties in Appling, Burke, Carroll, Coweta, DeKalb, Floyd, Hart, Heard, Monroe, Talbot, Toombs, Warren and Washington, State of Georgia; including, without limitation, the properties more specifically described below:

1.     Hart County, Georgia

        All that tract or parcel of land lying and being in the 1114th GMD of Hart County, Georgia. Said tract being more particularly described as follows:

        Commencing at the point of intersection of the Southerly Right of Way of U.S. Highway 29, also known as Georgia Highway 8, being 100 feet in width, and the Southwesterly Right of Way of McMullan Road, being 100 feet in width; said commencement point having a Georgia East Zone coordinate value of North 1579572.63, East 450671.17; thence, from said Point of Commencement, following the Southwesterly Right of Way of McMullan Road the following courses and distances:

        South 32 degrees, 30 minutes, 23 seconds East, 116.94 feet to a point; thence, South 35 degrees, 06 minutes, 20 seconds East, a chord distance of 310.24 feet, being an arc distance of 310.34 feet, as measured along a radius of 3420.11 feet to the left, to a point; thence, South 40 degrees, 25 minutes, 27 seconds East, a chord distance of 108.16 feet, being an arc distance of 108.17 feet, as measured along a radius of 2199.17 feet to the left, to a point and the TRUE POINT OF BEGINNING.

        From the above described TRUE POINT OF BEGINNING, continue along the Southwesterly Right of Way of McMullan Road, South 43 degrees, 18 minutes, 38 seconds East, a chord distance of 113.39 feet, being an arc distance of 113.40 feet, along a radius of 2199.17 feet to the left, to an iron rod found; thence, continuing along the Southwesterly Right of Way of McMullan Road, South 45 degrees, 18 minutes, 20 seconds East, a chord distance of 39.75 feet, being an arc distance of 39.75 feet, as measured along a radius of 2199.17 feet to the left, to a 1/2 inch Re-bar Iron Pin Set at the property corner common to Oglethorpe Power Corporation and land now or formerly of Martha R. Kelley.

        From the above described property corner, leaving the Right of Way of McMullan Road, and following the Westerly side of a 25' Ingress-Egress Easement the following courses and distances: South 63 degrees, 01 minute, 40 seconds West, 53.45 feet to a point; thence, South 25 degrees, 24 minutes, 55 seconds West, 125.28 feet to a point; thence, South 34 degrees, 30 minutes, 55 seconds West, 80.56 feet to a point; thence, South 11 degrees, 06 minutes, 55 seconds West, 136.84 feet to a point; thence, South 23 degrees, 59 minutes, 55 seconds West, 90.56 feet to a 1/2 inch Re-bar Iron Pin Set at the property corner common to Oglethorpe Power Corporation and land now or formerly of Bonnie Joy Neitzel.

        From the above described property corner, leaving the Westerly side of the above stated 25' Ingress-Egress Easement, North 66 degrees, 04 minutes, 05 seconds West, 279.70 feet to a 3/4 inch Open Top Pipe Iron Pin Found; thence, North 87 degrees, 05 minutes, 59 seconds West, 82.41 feet to a 1 inch Open Top Pipe Iron Pin Found; thence, North 82 degrees, 19 minutes, 54 seconds West, 141.49 feet to a 1 inch Open Top Pipe Iron Pin Found; thence, North 62 degrees, 10 minutes, 04 seconds West, 80.03 feet to a 1 inch Open Top Pin Iron Pin Found near a barbed wire fence and Southeast of a gravel drive on the property now or formerly of Carl T. Morris, Jr.; thence, North 41 degrees,02 minutes, 47 seconds East, 322.11 feet to a T-Post Iron Pin Found, being the property corner common to Oglethorpe Power Corporation and land now or formerly of Lisa M. Bolman.

        From the above described property corner, South 74 degrees, 41 minutes, 15 seconds East, 138.75 feet to a T-Post Iron Pin Found; thence, South 83 degrees, 19 minutes, 03 seconds East, 43.75 feet to a T-Post Iron Pin Found; thence, North 83 degrees, 05 minutes, 44 seconds East, 35.18 feet to a T-Post Iron Pin Found; thence, North 82 degrees, 43 minutes, 59 seconds East,

A-1

17.59 feet to a T-Post Iron Pin Found; thence, North 84 degrees, 00 minutes, 56 seconds East, 45.94 feet to a T-Post Iron Pin Found; thence, North 05 degrees, 03 minutes, 16 seconds West, 15.94 feet to a 3/4 inch Open Top Pipe Iron Pin Found; thence, North 84 degrees, 03 minutes, 16 seconds East, 30.06 feet to a 3/4 inch Open Top Pipe Iron Pin Found; thence, South 05 degrees, 38 minutes, 55 seconds East, 16.05 feet to a T-Post Iron Pin Found; thence, North 43 degrees, 50 minutes, 06 seconds East 196.72 feet to a point and THE TRUE POINT OF BEGINNING.

        The above described parcel is the same property shown as Tract "A" and Tract "B" on a plat of a survey for Oglethorpe Power Corporation, prepared by Photo Science, Inc., dated 6/15/2010, and signed and sealed by Albert M. Wynn, Jr., Georgia Registered Land Surveyor # 2178, on 7/01/2010. The above described property contains 4.300 acres as shown on the above referenced plat.

2.     Monroe County, Georgia

        All that tract or parcel of land lying and being in Land Lots 177 and 178 of the Fifth Land District, 466th (Middlebrooks) GMD, of Monroe County, Georgia, containing 6.38 acres, and being more particularly described on a plat of survey prepared for the Georgia Power Company Land Department entitled "Plant Scherer—Additional Property To Be Acquired From Matthew and Carol Haney" by John A. Fordham, GRLS No. 3059, dated June 18, 2010, Drawing No. P-212-8, and recorded in Plat Book 30, Page 279, Clerk's Office, Monroe Superior Court. Said tract is more particularly described with reference to said survey as follows:

        To find the point of beginning, commence at a 5/8' rebar found at Georgia West Zone Grid coordinates North: 1117971.84 and East: 2414654.12 and from said point extend thence N 42° 48' 38" E a distance of 565.01 feet to a 5/8" rebar found; extend thence N 52° 15' 27' W a distance of 25.06 feet to a 5/8" rebar found; extend thence N 36° 43' 19" E a distance of 60.76 feet to a 5/8" rebar found; extend thence N 26° 39' 33" W a distance of 216.73 feet to a 5/8" rebar found; extend thence N 26° 37' 32" W a distance of 215.10 feet to a 5/8" rebar found; extend thence N 75° 22' 25" E a distance of 168.53 feet to a point; extend thence N 39° 27' 31" E a distance of 212.01 feet to a 5/8" rebar found; extend thence N 35° 35' 31" E a distance of 177.28 feet to a point; extend thence N 28° 19' 01" E a distance of 103.32 feet to a point; extend thence N 34° 50' 51" E a distance of 117.01 feet to a point; extend thence N 53° 17' 41" E a distance 106.60 feet to a 5/8" rebar found which is located on the western right-of-way of the Norfolk Southern Railroad (R/W varies); extending thence along said railroad right-of-way in a southerly direction along an arc with a curve to the right a distance of 636.23 feet to a point, said arc having a radius of 1,808,30 feet and being subtended by a chord extending S 10° 43' 32" W a distance of 632.95 feet; extend thence along said railroad right-of-way N 69° 11' 42" W a distance of 25.00 feet; extend thence along said railroad right-of-way in a southerly direction along an arc with a curve to the right a distance of 467.34 feet to an open top pipe found, said arc having a radius of 1,783.30 feet and being subtended by a chord extending S 28° 18' 45" W a distance of 466.00 feet; extend thence S 54° 10' 47" E a distance of 25.00 feet to a point; extend thence along said railroad right-of-way in a southwesterly direction along an arc with a curve to the right a distance of 217.65 feet to a point, said arc having a radius of 1,808.30 feet and being subtended by a chord extending S 39° 16' 06" W a distance of 217.51 feet; extend thence along said railroad right-of-way S 43° 46' 32" W a distance of 436.07 feet to a 5/8" rebar found on the northeast right-of-way of U.S. Hwy 23 (Ga. S.R. 87) (200' R/W); and extend thence along said roadway right-of-way N 26° 38' 49" W a distance of 62.16 feet to a 5/8' rebar found and the point of beginning.

A-2

 Exhibit B

FORM OF SERIES 2010 A BOND
AND
TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO OGLETHORPE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	$450,000,000.00

OGLETHORPE POWER CORPORATION, FIRST MORTGAGE BOND,
SERIES 2010 A, DUE 2040

REGISTERED OWNER: [J.P. MORGAN SECURITIES LLC/CEDE & CO.]
PRINCIPAL AMOUNT: FOUR HUNDRED AND FIFTY MILLION DOLLARS
ISSUANCE DATE: November 9, 2010
CUSIP NO.:

        Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation existing under the laws of the State of Georgia (together with any successors and assigns, "Oglethorpe"), for value received hereby promises to pay to the registered owner named above or registered assigns, on November 1, 2040 upon the presentation and surrender of this First Mortgage Bond, 5.375% Series 2010 A due November 1, 2040 (this "Series 2010 A Bond"), the principal amount (upon original issuance) of $450,000,000, issued under the Indenture, dated as of March 1, 1997 (the "Original Indenture"), as heretofore supplemented and as supplemented by the Fifty-Sixth Supplemental Indenture (the "Fifty-Sixth Supplemental Indenture"), between Oglethorpe, formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), as grantor, and U.S. Bank National Association, as successor to SunTrust Bank, formerly known as SunTrust Bank, Atlanta, as trustee (the "Trustee") (the Original Indenture, as supplemented, the "Indenture").

        Oglethorpe shall pay the principal sum set forth above and pay interest on said principal sum from the date hereof until payment of said principal sum has been made or duly provided for, semi-annually at the interest rate of 5.375%.

        The principal of, and interest on, this Series 2010 A Bond are payable at the principal corporate trust office of the Trustee, or of its successor as Trustee, or, at the option of the owner of this Series 2010 A Bond, at the principal office of any Paying Agent appointed in accordance with the Indenture; provided, however, that, subject to the next succeeding paragraph, interest may be payable, at the option of the Trustee, by check or draft drawn upon the Trustee and mailed to the registered address of the registered owner of this Series 2010 A Bond as of the close of business on the applicable Record Date (as defined in the Fifty-Sixth Supplemental Indenture), or, at the written request of the registered owner of Series 2010 A Bonds in an aggregate principal amount greater than or equal to $1,000,000 delivered to the Trustee at least five days prior to the Record Date next preceding such payment date, by wire transfer to a wire transfer address in the continental United States as set forth in such request. Payment of the principal of and interest on this Series 2010 A Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

        Notwithstanding any other provision of this Series 2010 A Bond to the contrary, so long as this Series 2010 A Bond shall be registered on books of Oglethorpe kept by the Obligation Registrar (as defined in the Indenture) in the name of The Depository Trust Company, a New York Corporation ("DTC"), or its nominee, the provisions of the Indenture governing the Book-Entry System (as defined in the Indenture) shall govern the manner of payment of the principal of, and interest on, this Series 2010 A Bond.

        The Series 2010 A Bonds are equally and ratably secured, to the extent provided in the Indenture, by the Trust Estate, except and excluding the Excepted Property and the Excludable Property.

        Reference is hereby made to the Indenture, a copy of which is on file with the Trustee, for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of Oglethorpe, the Trustee and the owner of this Series 2010 A Bond, the terms upon which this Series 2010 A Bond is issued and secured, and the modification or amendment of the Indenture, to all of which the registered owner of this Series 2010 A Bond assents by the acceptance of this Series 2010 A Bond.

        This Series 2010 A Bond is transferable, as provided in the Indenture, only upon the registration books of Oglethorpe maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this Series 2010 A Bond with the written request of the registered owner hereof or his attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or his duly authorized attorney. The Obligation Registrar shall not be obliged to (i) make any exchange or transfer of this Series 2010 A Bond during the period beginning at the opening of business fifteen days next preceding the date of the mailing of the notice of redemption of the Series 2010 A Bonds or (ii) register the transfer of or exchange of any Series 2010 A Bond so selected for redemption in whole or in part, except the unredeemed portion of a Series 2010 A Bond being redeemed in part.

        The Series 2010 A Bonds are issuable in the form of fully registered global bonds without coupons in the denomination of $1,000 each or any integral multiple thereof. Upon payment of any required tax or other governmental charge and, subject to such conditions, the Series 2010 A Bonds, upon the surrender thereof at the principal office of the Obligation Registrar, with a written instrument of transfer satisfactory to the Obligation Registrar, duly executed by the registered owner or his duly authorized attorney, may, at the option of the registered owner thereof, be exchanged for an equal aggregate principal amount of Series 2010 A Bonds of the same interest rate and in any other authorized denominations.

        This Series 2010 A Bond shall bear interest from, and including, the date hereof to, but excluding, November 1, 2040. Interest shall be payable in arrears on May 1 and November 1 of each year prior to the maturity date of the Series 2010 A Bonds, commencing on May 1, 2011. Interest on this Series 2010 A Bond shall be computed on the basis of a 360-day year of twelve 30-day months.

        Optional Redemption:    The Company may redeem the Series 2010 A Bonds, in whole or in part, on any date or from time to time prior to their maturity, at its option. The Redemption Price for the Series 2010 A Bonds will be equal to the greater of:

            (i)  100% of the principal amount of the Series 2010 A Bonds being redeemed; and

           (ii)  the sum of the present values of the remaining principal and interest payments on the Series 2010 A Bonds being redeemed (excluding interest accrued and unpaid through the Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (i) the yield to maturity, determined on the third Business Day prior to the Redemption Date, of a U.S. Treasury security having a life equal to the remaining average life of the maturity of Series 2010 A Bonds being redeemed and trading in the secondary market at the price closest to par, and (ii) 20 basis points, plus in each case accrued and unpaid interest thereon to but excluding the Redemption Date.

        If there is no U.S. Treasury security having a life equal to the remaining average life of the Series 2010 A Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity, determined on the third Business Day prior to the Redemption Date, of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the Series 2010 A Bonds being redeemed and trading in the secondary market at the price closest to par.

        If less than all of the outstanding Series 2010 A Bonds are to be redeemed, the Series 2010 A Bonds to be redeemed will be selected by the Trustee in any method it deems fair and appropriate, and the portion of the Series 2010 A Bonds not so redeemed will be in integral multiples of $1,000.

        The registered owner of this Series 2010 A Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.

        All acts, conditions and things required by the Constitution and statutes of the State of Georgia, the governing rules and procedures of Oglethorpe and the Indenture to exist, to have happened and to have been performed precedent to and in the issuance of this Series 2010 A Bond, do exist, have happened and have been performed.

        No covenant or agreement contained in this Series 2010 A Bond, the Indenture or the Fifty-Sixth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of Oglethorpe in his individual capacity, and no officer of Oglethorpe executing this Series 2010 A Bond shall be liable personally on this Series 2010 A Bond or be subject to any personal liability or accountability by reason of the issuance of this Series 2010 A Bond.

        This Series 2010 A Bond shall not be entitled to any benefit under the Indenture or be valid until this Series 2010 A Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.

        IN WITNESS WHEREOF, Oglethorpe has caused this Series 2010 A Bond to be executed in its corporate name by its President and Chief Executive Officer and attested by its Secretary and its corporate seal to be hereunto affixed.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
	By:	Thomas A. Smith President and Chief Executive Officer
(CORPORATE SEAL)
Attest:
Patricia N. Nash Secretary

        This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
	By:	Authorized Agent
Date of Authentication:

 Schedule 1

RECORDING INFORMATION
FOR
                    COUNTY, GEORGIA

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Original Indenture
First Supplemental Indenture
Second Supplemental Indenture
Third Supplemental Indenture
Fourth Supplemental Indenture
Fifth Supplemental Indenture
Sixth Supplemental Indenture
Seventh Supplemental Indenture
Eighth Supplemental Indenture
Ninth Supplemental Indenture
Tenth Supplemental Indenture
Eleventh Supplemental Indenture
Twelfth Supplemental Indenture
Thirteenth Supplemental Indenture
Fourteenth Supplemental Indenture
Fifteenth Supplemental Indenture
Sixteenth Supplemental Indenture
Seventeenth Supplemental Indenture
Eighteenth Supplemental Indenture
Nineteenth Supplemental Indenture
Twentieth Supplemental Indenture
Twenty-First Supplemental Indenture
Twenty-Second Supplemental Indenture
Twenty-Third Supplemental Indenture
Twenty-Fourth Supplemental Indenture
Twenty-Fifth Supplemental Indenture
Twenty-Sixth Supplemental Indenture
Twenty-Seventh Supplemental Indenture
Twenty-Eighth Supplemental Indenture
Twenty-Ninth Supplemental Indenture

DOCUMENT	RECORDING INFORMATION	DATE OF RECORDING
Thirtieth Supplemental Indenture
Thirty-First Supplemental Indenture
Thirty-Second Supplemental Indenture
Thirty-Third Supplemental Indenture
Thirty-Fourth Supplemental Indenture
Thirty-Fifth Supplemental Indenture
Thirty-Sixth Supplemental Indenture
Thirty-Seventh Supplemental Indenture
Thirty-Eighth Supplemental Indenture
Thirty-Ninth Supplemental Indenture
Fortieth Supplemental Indenture
Forty-First Supplemental Indenture
Forty-Second Supplemental Indenture
Forty-Third Supplemental Indenture
Forty-Forth Supplemental Indenture
Forty-Fifth Supplemental Indenture
Forty-Sixth Supplemental Indenture
Forty-Seventh Supplemental Indenture
Forty-Eighth Supplemental Indenture
Forty-Ninth Supplemental Indenture
Fiftieth Supplemental Indenture
Fifty-First Supplemental Indenture
Fifty-Second Supplemental Indenture
Fifty-Third Supplemental Indenture
Fifty-Fourth Supplemental Indenture
Fifty-Fifth Supplemental Indenture

QuickLinks

  Exhibit 4.2
ARTICLE I DEFINITIONS
ARTICLE II THE SERIES 2010 A BONDS AND CERTAIN PROVISIONS RELATING THERETO
ARTICLE III MISCELLANEOUS
Exhibit A
Exhibit B FORM OF SERIES 2010 A BOND AND TRUSTEE'S CERTIFICATE OF AUTHENTICATION
OGLETHORPE POWER CORPORATION, FIRST MORTGAGE BOND, SERIES 2010 A, DUE 2040
Schedule 1
RECORDING INFORMATION FOR COUNTY, GEORGIA